Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                               Thirteen Weeks Ended     Thirty-nine Weeks Ended
                              Sept. 29,    Sept. 30,    Sept. 29,    Sept. 30,
                                 1995         1994         1995         1994
Primary

    Net earnings (a)          $    8,553   $    7,087   $   20,531   $   33,252

    Weighted average shares
     of common stock
     outstanding              45,897,854   46,307,929   45,798,385   46,288,077

    Common stock equivalents   2,903,193    4,076,930    2,682,917    4,309,668

    Weighted average shares of
     common stock and common
     stock equivalents        48,801,047   50,384,859   48,481,302   50,597,745

    Primary earnings per share
     of common stock and common
     stock equivalents (a/b)  $      .18   $      .14          .42          .66

Fully diluted

    Net earnings (c)          $    8,553   $    7,087   $   20,531   $   33,252
    Weighted average shares
     of common stock
     outstanding              45,897,854   46,307,929   45,798,385   46,288,077

    Common stock
     equivalents               2,961,016    4,122,952    2,877,264    4,328,132

    Weighted average shares of
     common stock and common
     stock equivalents (d)    48,858 870   50,430,881   48,675,649   50,616,209
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .18   $      .14   $      .42   $       .66


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, which ever is higher.